EXHIBIT A

Safeway 401(k)

Savings Plan

Financial Statements for the Years Ended

December 31, 2006 and 2005, Supplemental

Schedule as of December 31, 2006 and

Report of Independent Registered Public

Accounting Firm

SAFEWAY 401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-11

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2006:

Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	12-14

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

    and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Savings Plan (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2007

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2006 AND 2005

(In thousands)

	2006	2005
ASSETS:
Investments at fair value:
Mutual funds	$78,000	$75,164
Synthetic guaranteed investment contracts	35,327	36,668
Safeway Inc. common stock	32,911	22,568
Traditional guaranteed investment contracts	5,514	6,433
Common / collective trusts	3,827	7,029
Short-term investment funds	4,707	859
Participant loans	2,753	3,213

Total investments	163,039	151,934
Due from broker for securities sold	110	—
Participant contributions receivable	64	66
Interest and dividends receivable	6	—

Total assets	163,219	152,000
LIABILITIES:
Due to broker for securities purchased	137	59
Accrued administrative expenses	48	50

Total liabilities	185	109

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	163,034	151,891
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	312	304

NET ASSETS	$163,346	$152,195

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2006 AND 2005

(In thousands)

	2006	2005
ADDITIONS:
Investment income:
Net appreciation in fair value of investments	$16,747	$5,113
Interest and dividends	6,059	4,934

Total investment income	22,806	10,047
Participant contributions	3,154	3,444

Total additions	25,960	13,491

DEDUCTIONS:
Benefits paid to participants	(14,643)	(13,790)
Administrative expenses	(166)	(164)

Total deductions	(14,809)	(13,954)

NET INCREASE (DECREASE)	11,151	(463)
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	152,195	152,658

End of year	$163,346	$152,195

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Savings Plan (the “Plan”) is provided for general information only. The following description reflects all Plan amendments through December 31, 2006. On April 8, 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (the “Company”). Vons has remained the Plan Sponsor with a change in the Plan Administrator to the Benefit Plans Committee of Safeway. Effective July 1, 1997, the Plan was amended to substantially conform to the Safeway 401(k) Plan and Trust. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions.

General—The Plan is a defined contribution plan which generally covers Vons active non-union employees having at least one year of service, age 21 or older, and not participating in any other qualified defined contribution plan. Employees hired subsequent to July 1, 1997 participate in the Safeway 401(k) Plan and Trust. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Effective January 1, 2006, the Plan was amended to designate a portion of the Plan as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in the Safeway Stock Fund to elect to receive dividends paid on Safeway Inc. common stock as cash or reinvested in additional shares of Safeway Inc. common stock.

Contributions—Employees may elect to contribute between 1% and 50% of their eligible pay, up to a maximum of $15,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Participants age 50 or over by December 31, 2006 are eligible to contribute an additional $5,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway Inc. common stock, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account balances.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2006 and 2005, respectively, there were 209 and 245 loans outstanding with interest rates ranging from 5.00% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

New Accounting Pronouncements— In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Plan is currently assessing the impact of SFAS No. 157 on its financial statements.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common stock is valued at quoted market prices. Participant loans are valued at the outstanding loan balances.

As of December 31, 2006, the Plan adopted FASB Staff Position AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”). The FSP requires the Statement of Net Assets Available for Benefits present the fair value of the Plan’s investments as well as the adjustment from fair value to contract value for the fully benefit-responsive investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis for the fully benefit-responsive investment contracts. The FSP was applied retroactively to the prior period presented on the Statement of Net Assets Available for Benefits as of December 31, 2005.

The fully benefit-responsive investment contracts are stated at fair value and then adjusted to contract value. Fair value of the contracts is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic guaranteed investment contracts include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices and a fair value estimate of the wrapper contracts. Wrapper contracts guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value. At December 31, 2006 and 2005, the fair values of the wrapper contracts are considered to be zero because there is substantially no difference between cost and replacement values.

Common collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments are recorded when paid.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 5 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2006 and 2005 were as follows (in thousands):

	2006	2005
BlackRock S&P 500 Index Fund *	$35,628	$35,187
Safeway Inc. common stock	32,911	22,568
PIMCO Total Return Fund	12,487	13,021
Evergreen Small Cap Value Fund	10,475	11,287

*	In September 2006, BlackRock completed a merger with Merrill Lynch Investment Managers. In 2005, this Fund was known as the Merrill Lynch S&P 500 Index Fund.

During the years ended December 31, 2006 and 2005, net appreciation of assets recorded at fair value, including net realized gains and losses was as follows (in thousands):

	2006	2005
Mutual funds	$6,101	$1,431
Safeway Inc. common stock	10,646	3,682

Total appreciation	$16,747	$5,113

4.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, is qualified under the Internal Revenue Code (the “Code”). Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	GUARANTEED INVESTMENT CONTRACTS

The Plan invests in guaranteed investment contracts (“GICs”) issued by insurance companies and other financial institutions as part of the Vons Stable Value Fund (the “Fund”). The guaranteed investment contracts are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value in accordance with the FSP. The Fund invests in both traditional GICs and synthetic GICs, as described below:

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has two synthetic GICs each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjusts the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

Certain events limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts for the years ended December 31, 2006 and 2005 was 5.31% and 4.90%, respectively. The average crediting interest rate was 5.00% and 4.90% at December 31, 2006 and 2005, respectively.

The portfolio holdings in the Fund as of December 31, 2006 and December 31, 2005 are shown below (in thousands):

		As of December 31, 2006
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund	AAA/Aaa	$4,707	$—	$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29116	AA/Aa2	2,122	—	52
New York Life GA-31444	AA+/Aaa	1,187	—	12
Principal Life #7-07491-001	AA/Aa2	2,205	—	9
Common/Collective Trust:
SEI Stable Asset Fund #190947	AAA/Aaa	3,827	—	114
Synthetic Guaranteed Investment Contracts:
State Street Bank #99002	AAA/Aaa	17,613	—	62
Wrapper		—	—	—
Transamerica Life #TDS-76893-TR-O	AAA/Aaa	17,714	—	63
Wrapper		—	—	—

Total		$49,375	$—	$312

		As of December 31, 2005
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund	AAA/Aaa	$471	$—	$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29116	AA/Aa2	2,037	—	60
New York Life GA-31444	AA+/Aaa	2,279	—	19
Principal Life #7-07491-001	AA/Aa2	2,117	—	(9)
Common/Collective Trust:
SEI Stable Asset Fund #190947	AAA/Aaa	7,029	—	158
Synthetic Guaranteed Investment Contracts:
State Street Bank #99002	AAA/Aaa	18,386	—	38
Wrapper		—	—	–
Transamerica Life #TDS-76893-TR-O	AAA/Aaa	18,282	—	38
Wrapper		—	—	—

Total		$50,601	$—	$304

6.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2006 and 2005, the Plan received $206,248 and $98,905, respectively, of dividend income on Safeway, Inc. common stock.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $132,601 and $136,972 in 2006 and 2005, respectively.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements at December 31, 2006 to the Form 5500 (in thousands):

December 31, 2006
Net assets available for benefits per the financial statements	$163,346
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	312

Net assets available for benefits per the Form 5500	$163,034

December 31, 2006
Increase in net assets per the financial statements	$11,151
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	312

Net increase in net assets available for benefits per the Form 5500	$11,463

******

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2006

(In thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts:
United States Treasury Note/Bond, 4.00%	$178
United States Treasury Note/Bond, 4.63%	1,699
United States Treasury Note/Bond, 4.63%	1,105
United States Treasury Note/Bond, 4.13%	71
Fannie Mae, 5.50%	1,002
Fannie Mae, 5.00%	2,417
Freddie Mac, 5.50%	1,981
JP Morgan Mortgage Acquisition Corp, 5.83%	426
Fannie Mae Pool, 5.50%	773
Countrywide Home Loan Mortgage Pass Through Trust, 5.00%	626
Banc of America Alternative Loan Trust, 5.50%	426
Banc of America Alternative Loan Trust, 5.00%	510
Freddie Mac REMICS, 5.00%	420
First Horizon Asset Securities Inc, 4.75%	503
First Horizon Asset Securities Inc, 5.60%	554
JP Morgan Mortgage Trust, 4.07%	637
Banc of America Commercial Mortgage Inc, 5.79%	1,199
Bear Stearns Commercial Mortgage Securities, 7.78%	746
FHLMC Multifamily Structured Pass Through Certificates, 5.47%	608
GS Mortgage Securities Corp II, 3.45%	464
Greenwich Capital Commercial Funding Corp, 3.31%	725
JP Morgan Chase Commercial Mortgage Securities Corp, 5.00%	978
JP Morgan Chase Commercial Mortgage Securities Corp, 3.64%	324
JP Morgan Chase Commercial Mortgage Securities Corp, 3.85%	308
LB Commercial Conduit Mortgage Trust, 6.68%	711
* Merrill Lynch Mortgage Trust, 3.56%	856
PNC Mortgage Acceptance Corp, 6.36%	784
Prudential Mortgage Capital Funding LLC, 6.23%	326
Prudential Mortgage Capital Funding LLC, 6.61%	2,003
Countrywide Asset-Backed Certificates, 4.15%	721
Centex Home Equity, 3.17%	487
Fannie Mae Whole Loan, 5.35%	597
GSAA Trust, 5.00%	721
HFC Home Equity Loan Asset Backed Certificates, 5.63%	533
Memory Lane Advance Receivables Backed Notes, 5.03%	363
Northstar Education Finance Inc, 4.74%	364
Oil and Gas Royalty Trust, 5.09%	568
PSE&G Transition Funding LLC, 6.89%	1,115

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2006

(In thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts (continued):
Countrywide Home Loan Mortgage Pass Through Trust, floating rate	$957
CS First Boston Mortgage Securities Corp, 7.34%	708
DLJ Mortgage Acceptance Corp, 6.82%	703
GSMPS Mortgage Loan Trust, 5.73%	325
FTN Financial Auto Securitization Trust, 3.10%	285
FHLMC Structured Pass Through Securities, 7.15%	1,546
Greenwich Capital Commercial Funding Corp, 3.36%	518
Morgan Stanley Dean Witter Capital I, 7.36%	357
GE Capital Commercial Mortgage Corp, 3.09%	653
GMAC Mortgage Corp Loan Trust, 5.48%	340
LB-UBS Commercial Mortgage Trust, 3.27%	215
* Merrill Lynch Mortgage Investors Inc, floating rate	282
Saxon Asset Securities Trust, 5.38%	482
SLM Student Loan Trust, 5.00%	754
Sequoia Mortgage Trust, floating rate	261
Superior Wholesale Inventory Financing Trust, 5.37%	626
Washington Mutual Mortgage Pass Through Certificates, 4.50%	191
UCFC Home Equity Loan, 5.94%	240
UCFC Home Equity Loan, 6.45%	391
Short term investment fund, 2.75%	3,803
Unsettled investment purchases	(7,139)

Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29116, 3.72%	2,122
New York Life GA-31444, 4.24%	1,187
Principal Life #7-07491-001, 4.96%	2,205

Common / Collective Trusts:
SEI Stable Asset Fund #190947, 4.68%	3,827

Short Term Investment Funds:
* Merrill Lynch Institutional Fund	4,707

Common Stock:
* Safeway Inc. common stock (952,274 shares)	32,911

Mutual Funds:
* BlackRock S&P 500 Index Fund (2,047,584 units)	35,628

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2006

(In thousands)

Asset Name and Description	Current Value
Mutual Funds (continued):
PIMCO Total Return Fund (1,202,960 units)	$12,487
ING International Value Fund (392,183 units)	8,071
Chesapeake Core Growth Fund (151,359 units)	2,735
Evergreen Small Cap Value Fund (426,169 units)	10,475
Forward Emerald Growth Fund (304,667 units)	4,235
Hotchkis & Wiley Large Cap Value Fund (172,754 units)	4,369
* Participant Loans (209 loans, interest ranging from 5.00% to 10.50%)	2,753

TOTAL	$163,039

*	Represents a party-in-interest transaction.